Exhibit 5.1
Jodie M. Bourdet
(415) 693-2054
jbourdet@cooley.com
June 22, 2007
Endwave Corporation
130 Baytech Drive
San Jose, CA 95134
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Endwave Corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the underwritten public offering of up to 4,102,247 shares of Common Stock, par value $0.001 per share, to be sold by the selling stockholders named in the Registration Statement (the “Shares”).
In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as currently in effect, a certificate, executed by an officer of the Company, to the effect that the consideration for the Company’s outstanding shares of Common Stock was received by the Company in accordance with the provisions of the applicable resolutions of the Company’s Board of Directors and any plan or agreement relating to the issuance of such shares of Common Stock and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish LLP
/s/ Jodie M. Bourdet
Jodie M. Bourdet
101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM